CURRENT MOBILE, LLC

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "***Agreement***") is entered into this 4th day of May, 2021 (the "***Effective Date***"), by and between Current Mobile, LLC (together with its affiliates, successors and assigns, the "***Company***") and Kathleen DeKam ("***Employee***"):

W I T N E S S E T H:

WHEREAS, the Company is a limited liability company organized under the laws of the State of Delaware; and

WHEREAS, the Company is willing to employ Employee and Employee desires to be employed as the Company's ***Chief People Officer*** on the terms and conditions set forth in this Agreement; and

WHEREAS, in the course of the employment contemplated under this Agreement, it will be necessary for Employee to acquire knowledge of certain trade secrets and other confidential and proprietary information regarding the Company; and

WHEREAS, the Company and Employee (collectively referred to herein as the "***Parties***") acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Company's confidential information and to otherwise preserve the goodwill and ongoing business value of the Company;

NOW THEREFORE, in consideration of the mutual covenants contained herein, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. **Employment**. The Company agrees to employ Employee as the ***Chief People Officer*** and Employee hereby accepts such employment upon the terms and conditions contained herein.

(a) Duties. Employee shall have such responsibilities, duties and authority that are consistent with the position described above and as may from time to time be assigned to Employee by the Company.

(b) Best Efforts and Duty of Loyalty. During the term of employment with the Company, Employee covenants and agrees to perform all assigned duties in a diligent and professional manner and in the best interest of the Company. Employee agrees to devote her full working time, attention, talents, skills and best efforts to further the Company's business and agrees not to take any action, or make any omission, that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interest of the Company or is otherwise detrimental to its business or reputation. Employee shall act at all times in accordance with any applicable policies which may exist or be adopted by the Company from time to time.

(c) At-Will Employment. Employee specifically acknowledges and accepts such employment on an "at-will" basis and agrees that, subject to the terms contained in Section 5

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hereof, both Employee and the Company retain the right to terminate this relationship at any time, with or without cause or prior warning, for any reason not prohibited by applicable law. Employee acknowledges that nothing in this Agreement is intended to create, nor should be interpreted to create, an employment contract of any specified length of time between the Company and Employee.

2. **Warranties & Indemnification**. Employee warrants that she is not a party to any contract, restrictive covenant, or other agreement purporting to limit or otherwise adversely affecting his/her ability to secure employment with any third party. Alternatively, should any such agreement exist, Employee has fully disclosed such agreement to Company and warrants that the contemplated services to be performed hereunder will not violate the terms and conditions of any such agreement. In either event, Employee agrees to fully indemnify and hold the Company harmless from any and all claims arising from, or involving the enforcement of, any such restrictive covenants or other agreements.

3. **Restricted Duties**. Employee agrees not to disclose, or use for the benefit of the Company, any confidential or proprietary information belonging to any predecessor employer which otherwise has not been made public and further acknowledges that the Company has specifically instructed him/her not to disclose or use such confidential or proprietary information. Based on his/her understanding of the anticipated duties and responsibilities hereunder, Employee acknowledges that such duties and responsibilities will not compel the disclosure or use of any such confidential and proprietary information.

4. **Compensation and Benefits**. For all services performed hereunder, the Company agrees to pay Employee the following compensation and offer the following employee benefits:

(a) Base Salary. Company will pay to Employee an annual base salary in the amount of **Two Hundred and Twenty Thousand Dollars and No Cents ($220,000)**, to be paid in equal bi-monthly installments, less applicable deductions and withholdings required by law or as authorized by Employee. Employee's salary shall be subject to annual review for adjustments at such time as the Company conducts salary reviews for similarly situated employees generally.

(b) Annual Bonus. Employee shall be eligible to receive an annual discretionary bonus ("***Employee Bonus***") in an amount up to **15%** of Employee's annual salary. With respect to the Employee Bonus, **50%** is based on the Company's performance and **50%** is based on the Employee's individual performance. The Company-associated component of the Employee Bonus is distributed within two months after the end of the calendar year. The individual component of the Employee Bonus shall be paid every two months (*e.g.*, since one-half of the Employee Bonus consists of the individual component, one-sixth of Employee's individual performance bonus shall be paid every two months).

(c) Revenue-Linked Bonuses. Employee shall be entitled to the revenue-linked bonuses set forth in Schedule A of this Agreement, which is attached hereto and incorporated herein by reference. The Company and Employee agree and acknowledge that Schedule A may be amended at least annually without the need for execution of a new Employment Agreement.

(d) Token Grant. The Company shall grant to Employee **1,550,000 $CRNC Tokens**, which, until actual delivery, shall be granted to Employee as "Restricted Token Units." Such $CRNC Tokens will vest over a four-year period such that one-fourth of Employee's $CRNC Tokens will vest on each anniversary of Employee's employment start date over a four-year period

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and subject to a lock-up period, all of which will be more fully spelled out in that certain Restricted Token Unit Grant Agreement, which shall be presented to Employee at a later date.

(e) Expenses. Company will reimburse Employee for, or pay directly, reasonable business expenses incurred by Employee at the request of, or on behalf of, Company in the performance of Employee's duties under this Agreement (the "***Expenses***"); provided that Employee: (i) requests and receives prior written approval for Expenses incurred by Employee, and (ii) incurs and accounts for Expenses in accordance with all Company policies and directives as in effect from time to time including, without limitation, the maintenance and delivery to Company of receipts for Expenses.

(f) Paid Time Off. At any time after ninety (90) days from the commencement of employment with the Company, Employee shall be entitled to unlimited approved paid time off (PTO). In order to participate in the Company's PTO plan, Employee shall be required to request PTO in accordance with the Company's procedures in effect during the term of this Agreement, which procedures may be modified from time-to-time in the Company's sole discretion.

(g) Employee Benefits and Programs. Employee shall be entitled to participate in the Company's various employee benefits' programs in effect from time-to-time, including, but not limited to, health, dental, vision, disability, defined contribution (401K) and parental leave, offered to similarly ranked employees, as all such benefits shall be determined and administered in accordance with the personnel policies established by the Company from time to time.

(h) Option Grant. Employee shall be entitled to receive stock options convertible to **52,891 shares** of equity, vested evenly over four years (commencing on Employee's start date with the Company) and subject to other conditions governing the Company's stock option plan (the "***Company Option Plan***"), which shall be granted pursuant to that certain Nativ Mobile, Inc. Stock Option Agreement between Employee and the Company. Employee may also be granted additional options each year at the discretion of the Company, which shall also be made in accordance with the Company Option Plan. For purposes of clarification and among other things, the Company Option Plan provides for a one-year "vesting cliff" and monthly vesting thereafter.

5. **Termination & Severance.**

Employee's employment may be terminated at any time, without cause, by either party upon two (2) weeks' advance written notice or pay in lieu of notice. Additionally, the Company shall provide to Employee the following severance package (the "***Severance Benefits***" or "***Severance***") in the event of termination by the Company without "***Cause***" (as defined below) or Employee's resignation for "***Good Reason***" (as defined below); and, upon exit from the Company, provided that Employee first timely executes (within the consideration period provided by the Company) a separation agreement containing a general release of claims in favor of the Company, and allows it to become effective, as further described below:

(a) Severance Pay. Employee shall be entitled to Severance Benefits in the amount equal to three (3) months of Employee's then-current Base Salary. The Severance shall be payable in six (6) equal installment payments, less applicable deductions for tax withholdings

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required by law, on the Company's regular payroll dates; provided, however, that any payments otherwise scheduled to be made prior to the effective date of a release agreement between Employee and the Company (namely, the date it can no longer be revoked) (the "Release Effective Date") shall accrue and be paid in the first payroll date that occurs at least eight (8) business days following the effective date of the release agreement, with subsequent payments occurring on the regular Company payroll dates thereafter.

(b) For purposes of this Agreement:

(i) "Cause" means the occurrence of any of the following events, as determined by the Company in its sole and absolute discretion: (i) Employee's commission of, or Employee's conviction as a result of, any misdemeanor involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof, or any felony; (ii) Employee's commission or attempted commission, or participation in, a fraud or act of dishonesty against the Company, its employees, its customers or vendors; (iii) Employee's material violation of any contract or agreement between Employee and the Company; (iv) Employee's material violation of any written policy of the Company which, to the extent it is curable by Employee, is not cured within fifteen (15) days after written notice thereof is given to Employee by the Company; (v) Employee's repeated violation of any contract or agreement between Employee and the Company or any written policy of the Company provided the Company has provided Employee written notice of such violations and either such violations persist after such notice is delivered or Employee fail to take remedial action with respect to past violations in a timely manner (which in no event is to exceed thirty (30) days); (vi) Employee's unauthorized use or disclosure of the Company's confidential information or trade secrets; or (vii) Employee's gross negligence or gross misconduct in the performance of Employee's duties to the Company, provided that, to the extent curable by Employee, the Company has given Employee written notice of such negligence or misconduct and Employee failed to take remedial action with respect to the same in a timely manner (which in no event is to exceed thirty (30) days.

(ii) "Good Reason" is defined as Employee's resignation based on the occurrence of one or more of the following events without Employee's consent (i) a change in Employee's reporting relationship to the CEO, (ii) a material change in Employee's position title that reflects a material change in Employee's responsibilities, or (iii) a reduction in base salary or the opportunity to be awarded bonus incentive compensation; provided, that a reduction in base salary or the opportunity to be awarded bonus incentive compensation will not be Good Reason to the extent that the reduction is made as part of a broader salary or bonus incentive compensation reduction program of the Company. Any resignation by Employee shall only be deemed for Good Reason pursuant to this definition if: (1) Employee gives the Company written notice of Employee's intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Employee believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such

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condition(s) within thirty (30) days following receipt of the written notice (the Cure Period); and (3) Employee voluntarily terminates Employee's employment within thirty (30) days following the end of the Cure Period.

Upon the occurrence or discovery of any event specified above as "Cause," the Company shall have the right to terminate Employee's employment, effective immediately, by providing notice thereof to Employee without further obligation to her, other than accrued wages or other accrued benefits of employment, which shall be paid in accordance with applicable law.

6. **Restrictive Covenants.**

(a) Confidential Information. At all times during the term of this Agreement and, as applicable, after the termination of this Agreement, Employee acknowledges that she is and will be bound by the terms of that certain ***Confidentiality and Non-Compete Agreement*** between Employee and Company executed by the Parties at the commencement of Employee's employment with the Company.

(b) Non-Disparagement. Employee shall not at any time knowingly or intentionally damage or destroy the goodwill and esteem of Company. Without limiting the foregoing, Employee shall not at any time make false, misleading or disparaging statements about the Company, including, without limitation, its services, management, employees or clients.

(c) Right to Injunction. In the event Employee breaches any of Employee's obligations in this Section 6, Employee agrees that the Company will be entitled to injunctive relief from a court of competent jurisdiction, or from any arbitration forum specified in this Agreement. Employee understands and agrees that the Company will suffer immediate and irreparable harm and that money damages will not be adequate to compensate the Company or to protect and preserve the status quo pending arbitration. Therefore, EMPLOYEE CONSENTS TO THE ISSUANCE OF A TEMPORARY RESTRAINING ORDER OR A PRELIMINARY OR PERMANENT INJUNCTION enforcing any of the forgoing.

(d) Survival of Restrictive Covenants. Employee acknowledges that the above restrictive covenants shall survive the termination of this Agreement and the termination of Employee's employment for any reason. Employee further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief. Rather, Employee acknowledges that such obligations are independent and separate covenants undertaken by Employee for the benefit of the Company.

(e) Scope of Restrictions. If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

7. **General Provisions.**

(a) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the

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recipient; (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) as indicated on the return receipt after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient at, as applicable, (i) the Company's primary business address, or (ii) the Employee's last known home address.

Where this Agreement provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, whether before or after the event, any such waiver shall be equivalent of such notice. Any Party entitled to notice may change the address to which notices or other communications to such Party will be delivered or mailed by giving notice thereof to the parties hereto in the manner provided in this Agreement.

(b) Assignment. The rights and obligations of the Company under this Agreement shall inure to its benefits, its successors and affiliated companies and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Employee, cannot be assigned by Employee, but his/her personal representative shall be bound by all its terms and conditions. Any notice hereunder shall be sufficient if in writing and mailed to the last known residence of Employee or to the Company at its principal office.

(c) Amendments & Modifications. Except as specifically provided herein, no modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding upon the Company or Employee unless in writing and signed by both Parties. The waiver by any party of breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

(d) Severability. The Parties agree that each and every paragraph, sentence, clause, terms and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law. Further, should any particular clause, covenant, or provision of this Agreement be held unreasonable or contrary to public policy for any reason, the Parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

(e) Notice of Claim. Employee acknowledges the Company's need for prompt notice, investigation, and resolution of claims filed against it due to the number of relationships it has with employees and others and due to the turnover among such individuals with knowledge relevant to any underlying claim. Accordingly, Employee agrees prior to initiating any litigation of any type (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) to notify the Company, by sending certified letter addressed to the Company's General Counsel setting forth: (i) claimant's name, address, and phone number; (ii) the nature of the claim; (iii) the date the claim arose; and (iv) the relief requested. This provision is in addition to any other notice and exhaustion requirements that might apply.

(f) Choice of Law. This Agreement shall be deemed to have been made within the State of Illinois and shall be interpreted and construed in accordance with the laws of the State of Illinois. Any and all matters of dispute of any nature whatsoever arising out of, or in any way connected with the interpretation of this Agreement, any disputes arising out of the

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Agreement or the employment relationship between the Parties hereto, shall be governed by, construed by and enforced in accordance with the laws of the State of Illinois without regard to any applicable state's choice of law provisions. In the event of any legal proceeding between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees.

(g) Outside Representations. Employee represents and acknowledges that in signing this Agreement she does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company's employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

(h) Voluntary & Knowing Execution. Employee acknowledges that she has been offered a reasonable amount of time within which to consider and review this Agreement; that she has carefully read and fully understands all of the provisions of this Agreement; and that she has entered into this Agreement knowingly and voluntarily.

(i) Delay. No delay, omission or forbearance on the part of a Party in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial delay, omission or forbearance in the exercise of any other power or right. The rights and remedies of a Party provided herein are cumulative and are not exclusive of any other rights and remedies provided by law.

(j) Counterparts. This Agreement may be executed and delivered in two or more identical counterparts, by facsimile or email (PDF format), each of which shall be deemed an original, and together which shall be deemed to be one and the same instrument.

(k) Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by Company under this Agreement to Employee will be subject to the withholding of such amounts relating to taxes or other charges as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(l) Tax Consequences. Company will have no obligation to any person or entity entitled to the benefits of this Agreement with respect to any tax obligation any such person or entity incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

(m) Headings. The headings used in this Agreement are for the purpose of convenience and shall be ignored in any construction of it.

(n) Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede all prior and contemporaneous agreements between the Parties in connection with the subject matter of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first above-written.

KATHLEEN DeKAM

____

CURRENT MOBILE, LLC

By: Justin M. Hines

Its: General Counsel

<u>**SCHEDULE A**</u>

REVENUE-LINKED BONUSES

For the calendar year 2021, Employee shall be eligible to receive revenue-linked bonuses as follows:

- **$10,000** in the event that the Company achieves $20 million in operational revenue for CY 2021

- An <u>additional</u> **$15,000** in the event that the Company achieves $30 million in operational revenue for CY 2021

- An <u>additional</u> **$15,000** in the event that the Company achieves $40 million in operational revenue for CY 2021.

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